Exhibit 8.0

5100 TOWN CENTER CIRCLE
SUITE 400
BOCA RATON, FLORIDA 33486

STEPHEN A. MENDELSOHN, ESQ.

DIRECT DIAL:  (561) 955-7629

BOCA  RATON  OFFICE

Email:  mendelsohns@gtlaw.com

April 28, 2004

Securities Exchange Commission

450 Fifth Street, N.W.

Washington, DC  20549

Re:

Federal Income Tax Considerations Relating to PanAmerican Bancorp

Ladies and Gentlemen:

We have acted as counsel to PanAmerican Bancorp, a corporation organized under the laws of Delaware (the “Company”), in connection with the proposed issuance of its [describe units] in a registered public offering and the preparation and filing of a registration statement on Form SB-2 to be filed by the Company with the Securities and Exchange Commission on April 29, 2004 (the “Registration Statement”) and the prospectus contained therein (the “Prospectus”).

In rendering our opinion, we have reviewed the Registration Statement and the Prospectus and the documents attached as exhibits thereto, and we have assumed that the statements therein are and will remain true, correct and complete and that actions described in the Prospectus have been or will be taken as described. We have assumed that all factual matters in documents submitted to us and all of the other information furnished to us are true, correct and complete. We have assumed the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all of those documents.

Based on the foregoing, in reliance thereon and subject thereto, and based on the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service and judicial decisions, all as in effect on the date hereof, it is our opinion that the statements set forth in the Prospectus under the caption “Material United States Federal Income Tax Considerations”, insofar as they purport to describe the matters of law referred to therein, represent the material U.S. federal income tax considerations relevant to persons who will acquire units of the Company.

The foregoing opinion is limited to the matter expressly set forth, and no opinion is to be implied or inferred beyond the matter expressly stated. This opinion speaks only as of the date hereof and is based solely on legal authorities as they currently exist. Those legal authorities are subject to change either prospectively or retroactively, and we assume no obligation to update or supplement this opinion. In addition, any variation or difference in the facts from those set forth or assumed herein may affect the conclusion stated herein.

This opinion is furnished to you for use in connection with the Registration Statement and the Prospectus. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.

Very truly yours,

STEPHEN A. MENDELSOHN

For the Firm